Exhibit 5.1

Our ref                 VSL/763998-000003/24365011v3

MINISO Group Holding Limited

25F, Heye Plaza, No. 486, Kangwang Middle Road

Liwan District, Guangzhou 510140, Guangdong Province

The People's Republic of China

29 June 2022

Dear Sirs

MINISO Group Holding Limited

We have acted as Cayman Islands legal advisers to MINISO Group Holding Limited (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain of the Company's ordinary shares of par value US$0.00001 each (the "Shares").

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 7 January 2020 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 22 September 2020 and effective immediately upon completion of the Company’s initial public offering of the American depositary shares representing the Shares (the "Second Memorandum and Articles").

1.3	The draft third amended and restated memorandum and articles of association of the Company expected to be adopted by a special resolution passed at the annual general meeting of the Company proposed to be held on 11 July 2022 ("Proposed AGM") and effective upon the consummation of the Company's proposed listing on The Stock Exchange of Hong Kong Limited (the "Third Memorandum and Articles").

1.4	The minutes (the "A1 Minutes") of the meeting of the board of directors of the Company held on 24 March 2022 (the "A1 Meeting") and the written resolutions of the board of directors of the Company dated 30 March 2022 and 20 June 2022 (the "Board Resolutions").

1.5	The notice of the Annual General Meeting of the Company proposed to be held on 11 July 2022, a copy of which is attached as Annexure A hereto (the "AGM Notice").

1.6	A certificate from a director of the Company, a copy of which is attached as Annexure B hereto (the "Director's Certificate").

1.7	A certificate of good standing dated 25 March 2022, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.4	The resolutions set out in the AGM Notice will be approved, in the form set out in the AGM Notice and without amendment, by special resolutions of the shareholders of the Company duly and validly passed in accordance with the Second Memorandum and Articles (the "Shareholder Resolutions") prior to, and will not have been amended, varied or revoked in any respect as of, the consummation of the Company's proposed listing on The Stock Exchange of Hong Kong Limited (the "Hong Kong Listing").

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$100,000 divided into 10,000,000,000 shares comprising (i) 9,000,000,000 class A ordinary shares of a nominal or par value of US$0.00001 each, (ii) 500,000,000 class B ordinary shares of a nominal or par value of US$0.00001 each, and (iii) 500,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Second Memorandum and Articles. Subject to the Shareholder Resolutions being passed, upon the Hong Kong Listing, the authorised share capital of the Company will be US$100,000 divided into 10,000,000,000 ordinary shares of a par value of US$0.00001 each.

3.3	The issue and allotment of the Shares have been duly authorised and, subject to the Shareholder Resolutions being passed, when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4	Qualifications

In this opinion the phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the Memorandum and Articles, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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